News Release

2100 Highway 55
Medina, MN 55340-9770
763-542-0500 763-542-0599 fax

Exhibit 99

Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500

POLARIS REPORTS RECORD SALES AND EARNINGS; SECOND QUARTER 2003
EARNINGS PER SHARE UP 13 PERCENT

Second Quarter Highlights:

•	21st consecutive quarter of increased sales and earnings
•	ATV sales grew 24% and international sales grew 80%
•	Gross margins continued to expand
•	Repurchased 242,000 shares of common stock during the second quarter

MINNEAPOLIS (July 15, 2003) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income of $0.94 per diluted share for the second quarter ended June 30, 2003, a 13 percent increase over prior year second quarter net income of $0.83 per diluted share. Higher sales volume from all-terrain vehicles (ATVs), personal watercraft, Victory motorcycles and parts, garments and accessories (PG&A) along with positive currency fluctuations and expanded gross margins contributed to the second quarter earnings increase. Reported net income for the second quarter 2003 was a record $21.0 million, a six percent increase over prior year second quarter net income of $19.9 million. Sales for the second quarter 2003 totaled a record $377.1 million, up four percent from the prior year’s second quarter sales of $362.6 million.

     “The results for this quarter exceeded our expectations, and mark our 21st consecutive quarter of increased sales and earnings, a very gratifying accomplishment. Our largest business, ATVs, continued to show resilience during the quarter in an economy that is slowly recovering,” said Tom Tiller, President and Chief Executive Officer. “In fact, all of our businesses showed good growth during the quarter with the exception of the anticipated reduction in snowmobiles. Our investments in new products and productivity gains are paying off. Going forward we expect ongoing improvement in the overall business.”

Six Month Results
For the six months ended June 30, 2003, Polaris reported a six percent increase in net income to $33.4 million and a 13 percent increase in earnings per share to $1.49 per diluted share compared to $31.5 million or $1.32 per diluted share in the first six months of 2002. Sales for the six months ended June 30, 2003 totaled $691.1 million, up four percent from $661.8 million in the comparable period of 2002.

(In millions except per share data)

	2nd Quarter ended June 30,			Year to date ended June 30,

	2003	2002	Change	2003	2002	Change

Sales	$377.1	$362.6	4%	$691.1	$661.8	4%

Operating income	$31.5	$29.0	9%	$48.0	$46.5	3%

Net Income	$21.0	$19.9	6%	$33.4	$31.5	6%

Earnings per share (diluted)	$0.94	$0.83	13%	$1.49	$1.32	13%

     ATV (all-terrain vehicle) sales growth continued to accelerate in the second quarter 2003, increasing 24 percent over last year’s second quarter. The Sportsman line of ATVs, including the Sportsman 600 and 700, continues to sell well in the premium segment of the ATV market and the all new Predator 500™, which was named “Sport ATV of the Year” by three industry publications, continues to gain market share in the sport segment. The RANGER line of utility vehicles sales increased sharply during the second quarter while sales of Polaris ATVs outside of North America continued to grow, increasing 80 percent during the second quarter 2003. The all new Polaris ATP (all-terrain pickup with turf, two and four wheel traction options) also added to the sales growth during the second quarter. Dealer inventory of ATVs at June 30, 2003 is at comparable levels to a year ago.

     Sales of Parts, Garments and Accessories increased four percent during the second quarter 2003 over the second quarter 2002 with sales of ATV and Victory related PG&A items showing strong double digit growth during the quarter partially offset by lower snowmobile PG&A sales. The main focus of the PG&A business remains unchanged: adding product offerings to its line-up, improving overall product quality and continuing to emphasize selling solutions to the customer.

     Sales of Victory motorcycles increased 124 percent during the second quarter 2003 from last year’s second quarter. The increase is attributable to the continued market place acceptance of the all new Vegas model, which was named the year’s best cruiser motorcycle by three leading motorcycle enthusiast magazines, as well as the timing of shipments as Vegas production and shipment ramped up during the second quarter. Sales of Victory motorcycles for the year-to-date period ended June 30, 2003 increased 58 percent from the comparable period in 2002.

     Polaris’ Personal Watercraft (PWC) sales increased 157 percent during the second quarter 2003 compared to the second quarter 2002. Timing of shipments between the first and second quarter of 2003 as compared to 2002 was the primary reason for the increase as Polaris shipped a large number of the all new high performance MSX models to dealers during the second quarter of 2003. The MSX is designed with cleaner and quieter engine technology and a new more aggressive hull design which have been well received in the marketplace. Sales of PWC for the year-to-date period ended June 30, 2003 increased 16 percent from the comparable period in 2002.

     Snowmobile sales decreased 68 percent during the second quarter 2003 compared to the second quarter 2002. The lack of snowfall in the last two riding seasons, particularly in the Midwest, is the overriding factor in the anticipated decline in snowmobile sales for the full year 2003. Dealer carryover inventories of snowmobiles remain at unusually high levels and the Company has adjusted current model year production downward to compensate for the high inventory and slower sales. In order to ease the pressure of the dealer snowmobile carryover inventory, the Company delayed initial shipments of the 2004 model year snowmobiles until late in the second quarter 2003.

     Gross profit, as a percentage of sales, was 20.6 percent for the second quarter 2003, an improvement from 20.5 percent in the comparable quarter of 2002. The modest gross profit margin improvement for the quarter was generated by a number of Company initiatives that have been in place for several quarters now, including efficiency gains from the Roseau facility redesign; sales mix change resulting from the new products introduced over the past several quarters; growth in higher margin PG&A sales; savings from various cost reduction initiatives; higher margin in the international business generated from the new dealer direct distribution model in Great Britain, Sweden and Norway and the continued positive impact of currency fluctuations. However, higher levels of promotional expenses incurred and the sales mix impact of shipping less snowmobiles during the second quarter 2003 offset nearly all of the positive improvements generated from the Company initiatives.

     For the second quarter 2003, operating expenses increased five percent to $50.9 million or 13.5 percent of sales compared to $48.4 million or 13.4 percent of sales for the second quarter 2002. This increase was primarily due to the continuation of initiatives taken to accelerate the design and introduction of new products and improve the dealer channel. Research and development expenses increased six percent for the second quarter 2003 as the Company works to reduce the lead time for designing, developing and introducing new products as well as to increase the success rate of new product introductions.

     Income from financial services increased 50 percent to $4.6 million in the second quarter 2003, up from $3.0 million in the second quarter 2002 primarily due to targeted increases in the retail credit portfolio as the penetration rate of vehicles financed by consumers continues to increase. Promotional programs more closely tied to retail financing have driven the increase in the retail credit portfolio over the past number of quarters. The credit quality of the retail credit portfolio has remained stable and credit losses continue to be in line with expectations.

Financial position and cash flow

     Net cash used for operating activities totaled $9.9 million for the six months ended June 30, 2003 compared to net cash provided by operating activities of $54.7 million in the first half of 2002. An increase in inventories was the primary reason for the increase in net cash used for operating activities during the first half of 2003. ATV factory inventory was higher than a year ago as a result of slower than anticipated ATV unit sales growth in the first quarter of 2003 brought on by the war in Iraq, and unusually low ATV inventory at the end of the second quarter last year due to the timing of the model year changeover in 2002 compared to 2003. Snowmobile inventories at June 30, 2003 were also higher than a year ago as the Company purposely delayed and reduced shipments of the 2004 model year snowmobiles until late in the second quarter 2003. The Company’s debt to total capital ratio was 16 percent at June 30, 2003.

Share buyback continues

     During the second quarter 2003 the Company repurchased and retired nearly 242,000 shares of its common stock at a cost of $14.3 million. During the second quarter the Board of Directors authorized a new repurchase plan giving the Company authorization to repurchase up to 2.0 million additional shares of the Company’s common stock on a discretionary basis in the open market. The newest share repurchase authorization, together with approximately 520,000 shares available for repurchase under the previous authorization, brings the total remaining shares authorized to be repurchased to approximately 2.5 million shares.

Full Year 2003 Guidance

     Mr. Tiller, addressing Polaris’ expectations for the second half of the year said, “We confirm our previously announced guidance of three to five percent sales growth for the full year 2003 and are increasing and narrowing our 2003 earnings per share guidance from the previously announced range of $4.70 to $4.85 to the current range of $4.80 to $4.90 per diluted share, a nine to twelve percent increase over 2002. Given the recent success we have experienced for many of our new product introductions, planned introductions for the remainder of the year and the cost reduction and quality improvement efforts we have in place, I feel confident we can deliver another record year in sales and earnings in 2003.”

     Today at 9:00 AM CDT Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-1380 in the U.S. and Canada, or 706-679-0834 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 1454957, and for one month after the call on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2002 sales of over $1.5 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     Polaris is the recognized leader in the snowmobile industry; one of the largest manufacturers of all terrain vehicles (ATVs) in the world; and a leading manufacturer of personal watercraft. Victory motorcycles, established in 1998, represent the first all-new American-made motorcycle in nearly 60 years, and are rapidly making impressive in-roads into the cruiser motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2003 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(Summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
UNAUDITED

	For Three Months Ended June 30,		For Six Months Ended June 30,

	2003	2002	2003	2002

Sales	$377,135	$362,589	$691,060	$661,758
Cost of Sales	299,362	288,160	548,680	529,569

Gross profit	77,773	74,429	142,380	132,189
Operating expenses
Selling and marketing	20,980	20,388	46,241	41,079
Research and development	12,067	11,363	23,382	20,849
General and administrative	17,840	16,674	33,694	29,947

Total operating expenses	50,887	48,425	103,317	91,875
Income from financial services	4,565	3,038	8,938	6,230

Operating Income	31,451	29,042	48,001	46,544
Non-operating Expense (Income):
Interest expense	845	781	1,442	1,463
Other income, net	(492)	(1,601)	(2,953)	(2,274)

Income before income taxes	31,098	29,862	49,512	47,355
Provision for Income Taxes	10,106	10,004	16,091	15,864

Net Income	$20,992	$19,858	$33,421	$31,491

Net Income Per Share
Basic	$0.98	$0.88	$1.55	$1.40

Diluted	$0.94	$0.83	$1.49	$1.32

Weighted average shares outstanding:
Basic	21,415	22,457	21,535	22,450

Diluted	22,272	23,821	22,381	23,835

Selected Balance Sheet Data	June 30,

	2003	2002

Cash and cash equivalents	$11,825	$46,060
Trade receivables (net)	$46,050	$41,693
Inventories (net)	$229,471	$174,228
Total assets	$622,043	$565,648
Accounts payable	$101,399	$106,248
Borrowings under credit agreement	$47,014	$18,036
Shareholders’ equity	$251,869	$252,878

Business Unit Information	Second Quarter Ended June 30,			For the Six Months Ended June 30,

	2003	2002	% chg	2003	2002	% chg

Snowmobiles	$29,610	$91,406	(68)%	$37,742	$96,936	(61)%
All-Terrain Vehicles	248,277	200,224	24%	479,361	415,720	15%
Personal Watercraft	26,834	10,455	157%	38,465	33,049	16%
Victory Motorcycles	17,274	7,712	124%	32,147	20,375	58%
Parts, Garments & Accessories	55,140	52,792	4%	103,345	95,678	8%

Total Sales	$377,135	$362,589	4%	$691,060	$661,758	4%